PARK PLACE ENERGY INC.
Suite #1220, 666 Burrard Street
Vancouver, BC V6C 2X8

April 4, 2007

Great Northern Oilsands, Inc.
600 – 595 Hornby Street
Vancouver, BC V6C 2E8

Attention:     David Lane

Dear Mr. Lane:

Re:      Alberta Oil Sands Leases Number 7406080083 and Number 7406080084 (the “Leases”)

This letter will serve to confirm that Park Place Energy Inc. (“Park Place”) has agreed to sell to Great Northern Oilsands, Inc. (“Great Northern”) and Great Northern has agreed to purchase from Park Place an undivided 50% interest in and to the Leases (the “Interest”), on the terms and conditions set out in this letter.

1.	Consideration for the acquisition of the Interest shall be $ 425,000 (the “Purchase Price”), payable in cash at closing to occur at such time and place as the parties determine.

2.	Upon payment of the Purchase Price in full, Park Place shall hold an undivided 50% interest in the Leases in trust for the benefit of Great Northern.

3.

The parties acknowledge that Park Place is planning to carry out a seismic and test well program on the Leases, and the parties agree that at such time as Park Place determines to proceed with a specific program, Park Place and Great Northern will enter into an operating agreement in respect of the Leases in the form of the then-current CAPL Operating Procedure, under which Park Place shall be the operator.

Accepting that the above accurately reflects your understanding of our agreement concerning the Leases, please execute this letter where indicated and return same at your early convenience.

Yours truly,

PARK PLACE ENERGY INC.	Acknowledged and agreed to this 4 day of
April, 2007
Per: /s/ David Stadnyk
Authorized Signatory
GREAT NORTHERN OILSANDS, INC.

Per: /s/ David Lane
Authorized Signatory